EXHIBIT 10.8

TD HOLDING CORPORATION
2003 MANAGEMENT DEFERRED COMPENSATION
AND PHANTOM STOCK UNIT PLAN

ARTICLE I

Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)                                  “Adjustment Factor” means, as of any DCA Determination Date, a number equal to [(1/(1-X))-1], where X equals a fraction, the numerator of which equals the sum of (i) the total number of shares of Stock available for issuance in respect of outstanding New Management Options granted prior to such DCA Determination Date (as adjusted pursuant to Section 10 of the Incentive Plan), (ii) the total number of shares of Stock issued in respect of the exercise of New Management Options (irrespective of whether any such shares are then outstanding), and (iii) the number of shares of Stock withheld by the Company in connection with the exercise of New Management Options, whether to pay exercise price or withholding tax (the sum of the shares described in (i), (ii) and (iii) being referred as herein as the “New Management Option Pool”), and the denominator of which equals the sum of (x) the total number of shares of Stock outstanding on such DCA Determination Date, (y) the number of shares of Stock reserved for issuance under the Incentive Plan (whether or not granted), which, as of the Effective Time is 35,340 shares of Stock, and (z) any Stock issued upon conversion or exercise of any other option, warrant or any convertible or exchangeable securities.

(b)                                 “Aggregate Pool” means, as of a DCA Determination Date, an amount equal to the Adjustment Factor multiplied by the sum of the interest accrued on the Debt and the notional interest credited to participants under the Rollover Plan as of such DCA Determination Date, determined without regard to (i) interest accrued on any portion of the Debt which was retired prior to such DCA Determination Date, and (ii) notional interest credited to Participants under the Rollover Plan which was paid to such Participants in connection with the retirement of a portion of the Debt prior to such DCA Determination Date.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Carrying Value” means, with respect to any Deferred Compensation Account, an amount equal to X multiplied by Y, where X equals a fraction, the numerator of which equals two percent (2%), and the denominator of which equals the Debt Interest Rate, and Y equals the notional value of such Deferred Compensation Account.

(e)                                  “Cause” shall have the meaning ascribed to such term in the Stockholders’ Agreement.

(f)                                    “Committee” means the Compensation Committee of the Board.

(g)                                 “Company” means TD Holding Corporation, a Delaware corporation.

(h)                                 “Conversion Date” means the date upon which any Debt is converted into Stock.

(i)                                     “DCA Determination Date” means, as to any Participant, (i) the earlier to occur of (A) the Conversion Date, and (B) the date upon which such Participant’s employment with the Company is terminated for any reason, and (ii) any date prior to the Conversion Date upon which all or a portion of the Debt is retired.

(j)                                     “Debt” means the Senior Unsecured Promissory Notes due 2008 issued by the Company at the Effective Time.

(k)                                  “Debt Interest Rate” means the rate of interest applicable to the Debt.  In the event that the Debt is refinanced or the interest rate on the Debt is amended, the Debt Interest Rate shall be appropriately adjusted.

(l)                                     “Deferred Compensation Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

(m)                               “Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

(n)                                 “Enterprise Value” means, as of any date, the aggregate principal amount of the Debt, the Company’s outstanding equity, and the management rollover contribution, as evidenced by Rollover Options and amounts credited to management under the Rollover Plan, but shall be determined without regard to (i) the retirement of all or any portion of the Debt, and (ii) any additional issuance of debt or equity to investors after the Effective Time.

(o)                                 “Fair Market Value” shall have the meaning ascribed to such term in the Incentive Plan.

(p)                                 “Good Reason” shall have the meaning ascribed to such term in the Management Stockholders’ Agreement.

(q)                                 “Incentive Plan” means the TD Holding Corporation 2003 Stock Option Plan.

(r)                                    “Initial Enterprise Value” means $534.9 million.

(s)                                  “IPO” means an initial public offering of the Stock registered under the Securities Act pursuant to an effective registration statement.

(t)                                    “Management Stockholders’ Agreement” means that certain Management Stockholders’ Agreement, dated July 22, 2003, by and among the Company and certain of the Company’s Management stockholders.

(u)                                 “Merger Agreement” means the Agreement and Plan of Merger, dated as of June 6, 2003, between TD Acquisition Corporation, a Delaware corporation, and the Company.

(v)                                 “New Management Option” shall have the meaning ascribed to such term in the Incentive Plan.

(w)                               “Option Percentage” means, for each Participant, a fraction, the numerator of which is equal to the number of shares of Stock subject to New Management Options granted to such Participant under the Incentive Plan, and the denominator of which is equal to the number of shares of Stock in the New Management Option Pool.

(x)                                   “Participant” means a person to whom a New Management Option is granted pursuant to the Incentive Plan.

(y)                                 “Phantom Stock Unit” means the right to receive one share of Stock on a date determined in accordance with Article IV below.

(z)                                   “Plan” means the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan.

(aa)                            “Rollover Plan” means the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan.

(bb)                          “Sale Transaction” means any sale of the Stock or substantially all of the assets of the Company, or any merger, consolidation or similar transaction including the Company, provided that, following such transaction, the stockholders of the Company immediately after the Effective Time do not directly or indirectly own securities representing 50% or more of the aggregate voting power of all securities entitled to vote generally in the election of directors of the Company, its resulting successor entity or the ultimate parent entity of such successor entity.

(cc)                            “Securities Act” means the Securities Act of 1933, as amended.

(dd)                          “Stock” means the common stock of the Company, par value $0.01 per share.

(ee)                            “Vested Equity” shall have the meaning ascribed to such term in the Management Stockholders’ Agreement.

(ff)                                “Vested Intrinsic Value” means, with respect to any Participant and as of any date, (x) the number of vested New Management Options multiplied by (y) the difference between the Fair Market Value of a share of Stock as of such date and the exercise price for such New Management Options as of such date.

(gg)                          “Vested Notional Value” means, with respect to any Participant and as of any date, the notional value of the vested percentage of such Participant’s Deferred Compensation Account, or Phantom Stock Units, as the case may be.

(hh)                          “Vested Option Percentage” means, for each Participant and at any particular date, the percentage of New Management Options granted to such Participant that have vested in accordance with the terms of the Incentive Plan as of such date, and that have not previously expired in accordance with the terms of the Incentive Plan as of such date.

ARTICLE II

Deferred Compensation Account

(a)                                  On any DCA Determination Date, a Participant’s Deferred Compensation Account shall (i) have a notional value equal to the Aggregate Pool multiplied by such Participant’s Option Percentage, and (ii) be vested as to the same percentage as such Participant’s Vested Option Percentage.  To the extent that any percentage of a Participant’s New Management Options expire in accordance with the terms of the Incentive Plan, an equivalent percentage of such Participant’s Deferred Compensation Account shall be forfeited, and a Participant shall have no further right or interest with respect to such forfeited portion under the Plan.

(b)                                 Upon the date of the retirement of all or a portion of the Debt, whether in connection with an IPO, a Sale Transaction, a recapitalization of the Company or any other event, the Company shall pay to each Participant a percentage of the notional value of the vested portion of such Participant’s Deferred Compensation Account equal to the percentage of the Debt so retired.  Such percentage of the notional value of the unvested portion of such Participant’s Deferred Compensation Account shall be paid as and when such unvested portion vests.

(c)                                  In the event that a Participant’s employment is terminated prior to the Conversion Date by the Company for Cause or by the Participant without Good Reason, in lieu of paying to such Participant the Vested Notional Value of his or her Deferred Compensation Account, the Company may at any time during the period commencing on the date of such termination and ending on an IPO, elect to pay such Participant an amount equal to the Carrying Value (calculated to the payment date), and, upon such payment, the Participant shall have no further right or interest under the Plan.  For so long as the Company does not elect to pay such Participant the Carrying Value, the vested portion of such Participant’s Deferred Compensation Account shall continue to be treated in accordance with the terms of this Article II, unless and until converted into Phantom Stock Units in accordance with Article III, as if his employment had not so terminated.

(d)                                 Upon any other termination of a Participant’s employment prior to the Conversion Date, such Participant shall be paid the Vested Notional Value of his or her Deferred Compensation Account as of the date of such termination.

(e)                                  Upon any Participant’s termination of employment for any reason, the unvested portion of such Participant’s Deferred Compensation Account shall be forfeited and the Participant shall have no further right or interest with respect to such unvested portion under the Plan.

(f)                                    Any provision of the Plan notwithstanding, to the extent that the Company would otherwise not be permitted or obligated to purchase a Participant’s Vested Equity under any provision of the Management Stockholders’ Agreement at the time of such Participant’s termination of employment (whether pursuant to a “put” or “call” right), such Participant shall not be paid the Vested Notional Value of such Participant’s Deferred Compensation Account to such extent, and the portion of the Vested Notional Value of such Deferred Compensation Account not paid shall remain outstanding and continue to be subject to the terms of this Article II as if such portion had not otherwise been payable and shall be paid at such later date that the Company is permitted or obligated to purchase such Participant’s Vested Equity in accordance with the Management Stockholders’ Agreement or, if the Management Stockholders’ Agreement is terminated, is otherwise permitted to make such payments.

ARTICLE III

Conversion of Deferred Compensation Account to Phantom Stock Units

(a)                                  On the Conversion Date, to the extent not otherwise paid or due to be paid pursuant to subsection (b), (c) or (d) of Article II above, a Participant’s Deferred Compensation Account shall be converted into Phantom Stock Units.

(b)                                 The number of Phantom Stock Units into which a Participant’s Deferred Compensation Account converts shall be equal to X divided by Y, where X equals the notional value of such Participant’s Deferred Compensation Account, as determined in accordance with subsection (a) of Article II above, and Y equals the Fair Market Value of the Stock; provided, however, that if the Debt converts into Stock based upon a price other than the Fair Market Value, the determination of the number of Phantom Stock Units credited to a Participant upon conversion shall be based on such other price.  The conversion of the Deferred Compensation Account into Phantom Stock Units shall otherwise be subject to the same terms and conditions applicable to the conversion of the Debt into Stock.

(c)                                  In the event that less than all of the Debt converts into Stock, a Participant’s Deferred Compensation Account shall convert into Phantom Stock Units in the same proportion as the proportion of the Debt so converted.  In such event, any portion of the Deferred Compensation Account not converted to Phantom Stock Units shall remain subject to the terms of Article II above, unless and until converted into Phantom Stock Units at a future date in accordance with this Article III; provided, however, that the notional value of such Deferred Compensation Account on any future DCA Determination Date shall be reduced by the notional value of the Deferred Compensation Account so converted to Phantom Stock Units.

(d)                                 Phantom Stock Units shall be subject to vesting at the same time and in the same manner as the Deferred Compensation Account, such that the vested portion of the Deferred Compensation Account shall convert into vested Phantom Stock Units, and the unvested portion of the Deferred Compensation Account shall convert into unvested Phantom Stock Units.

ARTICLE IV

Phantom Stock Units

(a)                                  To the extent that any percentage of a Participant’s New Management Options expire in accordance with the terms of the Incentive Plan, an equivalent percentage of Phantom Stock Units shall be forfeited, and a Participant shall have no further right or interest with respect to such forfeited portion under the Plan.

(b)                                 Shares of Stock acquired upon settlement of Phantom Stock Units prior to an IPO shall be subject to the terms and conditions of the Management Stockholders’ Agreement.

(c)                                  Phantom Stock Units shall be settled in Stock in accordance with the following provisions:

(i)                                     Termination of Employment.  Vested Phantom Stock Units shall be settled as soon as practicable following the termination of a Participant’s employment for any reason; provided, however, that, if under any provision of the Stockholders’ Agreement the Company is not permitted or obligated to purchase Vested Equity at the time of such Participant’s termination of employment prior to an IPO (whether pursuant to a “put” or “call” right), such Participant’s Phantom Stock Units shall not be settled, and such Phantom Stock Units shall remain outstanding until the earlier of (x) such time that that the Company is permitted or obligated to purchase such Vested Equity in accordance with the Stockholders’ Agreement, (y) the applicable time referenced to in Subsection (b)(ii) of this Article IV, and (z) the applicable time referenced to in Subsection (b)(iii) of this Article IV.  Unvested Phantom Stock Units shall be forfeited upon such termination and such Participant shall have no further right or interest with respect to such Phantom Stock Units.

(ii)                                  IPO.  In the event of an IPO, Phantom Stock Units shall be settled upon expiration of any applicable management lock-up period applicable to Participants; provided, however, unvested Phantom Stock Units shall be settled only as and when such Phantom Stock Units vest.

(iii)                               Sale of the Company.  Upon the consummation of a Sale Transaction, the Phantom Stock Units shall be settled as follows:

(1)                                  Cash Transaction.  If the consideration paid to the Company’s stockholders in a Sale Transaction is cash, in lieu of settlement of vested Phantom Stock Units in Stock, vested Phantom Stock Units shall be settled in cash at the same time and at the same price paid for the Stock pursuant to the terms of such transaction.  Unvested Phantom Stock Units will be treated in a manner consistent with the treatment of unvested New Management Options in such transaction.

(2)                                  Public Stock Transaction.  If the Sale Transaction is a stock merger where the Stock is exchanged for publicly-traded stock of the acquiror, vested and unvested Phantom Stock Units shall be converted into vested and unvested phantom stock units for common stock of the acquiror and, to the extent vested, shall be settled in stock of the acquiror at such time as Participants are first permitted to sell stock of the acquiror in the public market.  Converted phantom stock units which are not vested at such time shall be settled as and when they vest.

(3)                                  Private Stock Transaction.  If the Sale Transaction is a stock merger where the Stock is exchanged for stock of an acquiror which is not publicly-traded, vested and unvested Phantom Stock Units shall rollover into vested and unvested phantom stock units for common stock of the acquiror, based on the same exchange ratio applicable to the underlying Stock pursuant to the terms of such transaction, and such Phantom Stock Units shall remain outstanding and shall otherwise remain subject to the provisions of this Plan.

(4)                                  Hybrid Transaction.  If a Sale Transaction that is described in clauses (2) or (3) above also results in consideration being paid to the Company’s stockholders in cash, a pro rata portion of the Phantom Stock Units shall be settled in the manner described in clause (1) above, based on the ratio of cash-to-stock that the Company’s stockholders receive pursuant to the terms of the Sale Transaction, and the balance of the Phantom Stock Units shall be treated in accordance with the provisions of clause (2) or (3) above, whichever is applicable.

(d)                                 In the event of any recapitalization of the Company, a Participant shall be paid an amount equal to the dividends or other distributions paid by the Company with respect to one share of Stock for each outstanding vested Phantom Stock Unit then credited to such Participant at the time such dividends are actually paid to Company’s stockholders.

(e)                                  The number of Phantom Stock Units awarded to a Participant may be equitably adjusted or modified at the discretion of the Committee in the event that there is (i) a stock split, reverse stock split, stock dividend, recapitalization, reclassification, additional issuance or other similar capital adjustment of the Company’s shares effected without the receipt of consideration, (ii) a merger, consolidation, spin-off, split-up, or other similar corporate transaction with respect to the Company, or (iii) any other event for which the Committee, in its sole discretion, determines that such adjustment or modification is appropriate and equitable to prevent inappropriate penalties or windfalls with respect to the terms of the Plan or its applicability to any Participant.

(f)                                    No person shall be entitled to the privileges of stock ownership in respect of shares of Stock that are subject to Phantom Stock Units hereunder until such shares shall have been issued to such person.

(g)                                 The obligation of the Company to settle Phantom Stock Units in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to Phantom Stock Units unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.  The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon settlement of Phantom Stock Units unless the Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and such registration is necessary in order to permit settlement of Phantom Stock Units in accordance with this Article IV.  If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

ARTICLE V

Adjustments to Payments

Any provision of the Plan to the contrary notwithstanding, no payment in respect of a Participant’s Deferred Compensation Account and no settlement of a Participant’s Phantom Stock Units shall be made, or shall be required to be made, if at the time such payment or settlement would otherwise be required to be made pursuant to the Plan, the Enterprise Value is less than or equal to the Initial Enterprise Value.  In addition, at the time such payment or settlement would otherwise be so required, such Participant’s Vested Notional Value shall be reduced or increased by the amount necessary, if any, to ensure that (i) the sum of such Participant’s Vested Notional Value and Vested Intrinsic Value at such time does not exceed and is not less than (ii) such amount which would have represented such Participant’s Vested Intrinsic Value if (A) the Company’s capital structure immediately following the Effective Time had been comprised entirely of Stock (assuming the same Initial Enterprise Value), (B) such Participant had received a grant of New Management Options representing a percentage of the Company’s total equity immediately following the Effective Time that is equal to the percentage of the Company’s actual total equity represented by such Participant’s New Management Options immediately following the Effective Time (the “Pro Forma Options”), (C ) the exercise price for the Pro Forma Options is the same as the exercise price for the New Management Options and (D) the vesting schedule for the Pro Forma Options is the same (as a percentage of the total) as the New Management Options.

ARTICLE VI

General Provisions.

(a)                                  The establishment of the Plan shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, the Company, or to give to any Participant or any person any right to receive any payment whatsoever, except as provided under this Plan.  All Participants shall remain subject to termination to the same extent as if this Plan never had been adopted.

(b)                                 The payment of the Deferred Compensation Account shall be subject to withholding for the payment of any Federal, state, local or foreign taxes required to be paid by the Company on account of such payments.  In addition, each Participant shall pay to the

Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be paid by the Company with respect to the settlement of any Phantom Stock Unit.  If so determined by the Committee in its sole discretion, satisfaction of the withholding tax obligation may be accomplished by withholding from the shares of Stock otherwise payable one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

(c)                                  The Plan is intended to constitute an unfunded obligation of the Company.  All amounts to be paid pursuant to the Plan shall be paid by the Company from its general assets and a Participant (or his heir, devisee or designated beneficiary) shall have only the rights of a general, unsecured creditor against the Company for any amounts payable under the Plan.  Neither the establishment of the Plan nor any other action taken in connection with the Plan shall be deemed to create an escrow or trust fund of any kind.

(d)                                 To the maximum extent permitted by law, a Participant’s rights or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; provided, however, that in the event of a Participant’s death, any such benefit not forfeited upon death shall pass to such Participant’s beneficiaries or estate in accordance with the laws of descent and distribution.  Except as prohibited by law, payments or benefits payable to or with respect to a Participant pursuant to this Plan may be reduced by amounts the Participant may owe to the Company, including, without limitation, any amounts owed on account of loans, travel or standing advances, and personal charges on credit cards issued through the Company.

(e)                                  In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company to expressly assume the Plan and agree to perform the obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(f)                                    The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(g)                                 If the Committee determines that any portion of the notional value of a Participant’s Deferred Compensation Account is taxable to such Participant prior to the time such Participant would otherwise be paid under the Plan, the Company shall either (i) cause to be paid to such Participant an amount equal to the amount necessary for such Participant to meet the related tax obligation, in which event the notional value of such Participant’s Deferred Compensation Account shall be reduced by the amount so paid, or (ii) make such other arrangements with such Participant regarding payment of such tax obligation, and to the extent any amounts are paid to such Participant pursuant to such arrangements, such Participant’s Deferred Compensation Account shall be reduced by the amount so paid.